Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders




Nuveen Premium Income Municipal Fund, Inc.
811-05570


The annual meeting of shareholders was held in the offices of Nuveen Investments on June 16, 2016 for the above-referenced fund; at this meeting the shareholders were asked to vote to approve an Agreement and Plan of Reorganization. The meeting was subsequently adjourned to July 19, 2016 and additionally adjourned to August 19, 2016.


The results of the shareholder votes
are as follows:

<c> Common and
 Preferred shares
voting together as
a class
<c> Preferred
shares
To approve an Agreement and
Plan of Reorganization



   For
  33,280,834
        4,070
   Against
   1,854,612
             -
   Abstain
   1,324,616
             -
     Broker non votes
  20,971,605
             -
Total
  57,431,667
        4,070


Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type Form 497 accession number 0001193125-16-550563 on April 22, 2016.